Exhibit 99.1

OCI Partners LP Reports 2014 Second Quarter Earnings and Quarterly Cash Distribution

Nederland, Texas, August 12, 2014 – OCI Partners LP, a Delaware limited partnership (the “Partnership”), announced its results for the three months ended June 30, 2014. The Partnership owns and operates a recently upgraded, integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. The Partnership’s production facility currently has a maximum methanol production capacity of 730,000 metric tons per year and a maximum ammonia production capacity of 265,000 metric tons per year.

Summary of Financial Results for the Three Months Ended June 30, 2014

•	Revenues increased 6% to $113 million compared to $107 million for the same period in 2013

•	EBITDA increased 4% to $52 million compared to $50 million for the same period in 2013

•	Net income increased 14% to $41 million compared to $36 million for the same period in 2013

•	EBITDA and net income margins were 46% and 36%, respectively, for the second quarter of 2014 compared to 47% and 33%, respectively, during the same period in 2013

Summary of Financial Results for the Six Months Ended June 30, 2014

•	Revenues decreased 3% to $213 million compared to $219 million for the same period in 2013

•	EBITDA decreased 14% to $93 million compared to $108 million for the same period in 2013

•	Net income decreased 14% to $70 million compared to $81 million for the same period in 2013

•	EBITDA and net income margins were 44% and 33%, respectively, for the first half of 2014 compared to 49% and 37%, respectively, during the same period in 2013

Second Quarter 2014 Distribution

Based on the results of the three months ended June 30, 2014, the Board of Directors of the general partner of the Partnership has approved a cash distribution of $0.48 per Common Unit. The cash distribution will be payable on August 28, 2014 to holders of record at the close of business on August 22, 2014. The amount of our subsequent quarterly cash distributions, if any, will vary depending on our future earnings as well as our cash requirements for working capital and capital expenditures.

Status of Debottlenecking Project

The Partnership has undertaken a debottlenecking project that is expected to increase the facility’s methanol and ammonia production lines by 25% to approximately 912,500 metric tons and 15% to approximately 305,000 metric tons, respectively. We expect the project to be completed during the fourth quarter of 2014. As of the end of the second quarter, we have incurred approximately $106 million in expenditures related to the project. In addition, we received our TCEQ permit on July 22, 2014 and our EPA permit on August 1, 2014, which constitute important milestones in the overall progress of the project.

The current estimate of the cash cost to complete the debottlenecking project and the concurrent plant turn around has increased by $50 to $60 million, to a total of $220 million to $230 million. We also currently expect to shut down our methanol and ammonia production lines for approximately 48 days and 28 days, respectively, to complete the plant upgrade and turnaround. The partnership has available committed subordinated debt and/or equity financing facilities from its sponsor, OCI N.V., to fund the completion of the overall project.

Annual Guidance for Calendar Year 2014

As a result of changes in methanol and ammonia price expectations, lower expected methanol sales volumes, offset in part by a reduction in expected natural gas prices, we are revising our guidance for distributions with respect to operations in calendar year 2014 to approximately $1.40 - $1.60 per unit, from our previous guidance of $2.00 per unit. Guidance at the midpoint of the range is based on an assumed average cost of natural gas of $4.07 per MMBtu, an assumed average methanol selling price of $390 per metric ton and an assumed average ammonia selling price of $509 per metric ton, each during the six-month period of July 2014 to December 2014. Our revised guidance for 2014 is also based on forecasted annual sales volumes of 569,000 metric tons of methanol and 239,000 metric tons of ammonia. The forecasted sales volumes take into account the weather-related unplanned downtime of six days in July, in addition to the 48 days and 28 days of planned downtime for the methanol and ammonia production lines, respectively, during the debottlenecking project and turnaround.

Our 2014 distribution guidance is based on a number of assumptions and estimates regarding our capacity utilization, our sales volumes, our selling prices for methanol and ammonia and the prices of natural gas and other feedstocks, all of which are inherently uncertain and are primarily subject to commodity market conditions, which are in turn subject to a wide variety of significant business, economic and regulatory risks and uncertainties. Please see “Annual Guidance for Calendar Year 2014” in our press releases dated March 19, 2014, May 13, 2014 and “Forward-Looking Statements” below.

Statement from President and Chief Executive Officer – Frank Bakker

“Operationally, we had an excellent second quarter with our facility running uninterrupted with no unplanned downtime. Our methanol and ammonia production lines ran at capacity utilization rates of 98% and 112%, respectively, during the quarter as compared to capacity utilization rates of 94% and 97%, respectively, during the same period last year. Our ammonia production line generated a robust utilization rate during the quarter as a result of repairs undertaken during the first quarter. Our EBITDA and net income increased by 4% and 15%, respectively, during the second quarter of 2014 as compared to the second quarter of 2013. Overall, our second quarter performance was better than the first quarter due to improved capacity utilization rates, higher ammonia prices and lower natural gas prices.

Our selling prices for methanol, during the quarter, increased 6% as compared to the same period last year to $470 per metric ton from $443 per metric ton, and our selling prices for ammonia decreased 10% as compared to the same period last year to $512 per metric ton from $570 per metric ton. On the cost side, our purchase price for natural gas increased to an average of $4.66 per MMBtu during the second quarter of 2014 as compared to an average of $4.20 per MMBtu during the same period last year. However, our purchase price for natural gas decreased 8% as compared to the first quarter of 2014.

On the market, the ammonia Tampa CFR contract fell 10% from its high of $580 in May to settle at $520 for July. The recent softness in the ammonia market has been primarily attributable to weakness in the nitrogen fertilizer and caprolactam markets. For the remainder of the year, we expect ammonia prices to rebound as demand increases ahead of the fall and spring agricultural planting seasons. Moreover, we believe the market has yet to fully absorb events in the Ukraine, the global marginal cost producer and single largest ammonia exporter. Finally, continuing gas supply and production issues in Egypt and Libya could also reduce the level of exports to the international markets and consequently support price increases.

The methanol market has been slow to recover on the back of healthy production globally. Prices in China continue to find a bottom as Chinese year-to-date production performance suggests the country will produce over 35 million metric tons of methanol this year up from 29 million metric tons last year. However, we expect China to remain a net importer of approximately 5 million metric tons of methanol, as new Chinese MTO/MTP capacity is commissioned during the second half of the year. A large proportion of this new olefin capacity will rely on the merchant methanol market for its raw material needs and should generate significant methanol demand in the market. We also expect the Chinese government to continue to pilot programs in various provinces to allow for more methanol blending in gasoline as this practice has been fast and effective in reducing pollution levels. Direct methanol blending in gasoline has also gained momentum in several other countries around the world.

In the United States, demand for methanol is expected to increase during the second half of this year on the back of higher formaldehyde demand given a more active construction sector. In, Trinidad, natural gas supply curtailments have reduced the country’s s overall methanol production operating rate by approximately 15% since June. We expect further curtailments in natural gas supply in August and September which should help support global methanol prices as exports from the country continue to decline.”

Non-GAAP Financial Measure

EBITDA is defined as net income plus interest expense and other financing costs, income tax expense and depreciation expense. EBITDA is used as a supplemental financial measure by the Partnership’s management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other publicly traded partnerships, without regard to financing methods and capital structure.

EBITDA margin is defined as EBITDA divided by revenues. EBITDA margin is used as a supplemental financial measure by the Partnership’s management in its analysis of our operating performance.

EBITDA should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA margin should not be considered an alternative to GAAP net income margin, GAAP operating margin or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. In addition, EBITDA and EBITDA margin presented by other companies may not be comparable to our presentation because each company may define EBITDA and EBITDA margin differently. GAAP net income margin is defined as GAAP net income divided by revenues, and GAAP operating margin is defined as GAAP operating income divided by revenues.

The table below reconciles EBITDA to net income, its most directly comparable financial measure calculated and presented in accordance with GAAP, for the three and six months ended June 30, 2014 and 2013.

	Quarter Ended June 30,
$ millions	2014	2013
Net income	$41	$36
Add:
Interest expense	4.7	4.4
Interest expense – related party	—	4.0
Depreciation expense	5.7	5.6
Income tax expense	0.5	0.5

EBITDA	$52	$50
Total Revenues	$113	$107
EBITDA Margin	46%	47%
Net Income Margin	36%	33%

	Half Ended June 30,
$ millions	2014	2013
Net income	$70	$81
Add:
Interest expense	10.5	6.6
Interest expense – related party	0.1	8.4
Depreciation expense	11.4	11.0
Income tax expense	0.9	1.0

EBITDA	$93	$108
Total Revenues	$213	$219
EBITDA Margin	44%	49%
Net Income Margin	33%	37%

Conference Call with Management

The Partnership will hold a conference call today, August 12, 2014, at 3 p.m. EDT, during which the Partnership’s senior management will review the Partnership’s financial results for the second quarter ended June 30, 2014 and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (866) 902-4572 and entering the conference code 84510310. A replay of the conference call will be made available until September 12, 2014 and the replay can be accessed by dialing (855) 859-2056 or (404) 537-3406 and entering the same conference code 84510310.

About OCI Partners LP

OCI Partners LP owns and operates a recently upgraded, integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. The Partnership is headquartered in Nederland, Texas. The Partnership currently has a maximum methanol production capacity of 730,000 metric tons per year and a maximum ammonia production capacity of 265,000 metric tons per year.

Notice to Foreign Investors

This release is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not the Partnership, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Forward-Looking Statements

This press release contains forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties, including, among others, that our business plans may change as the methanol and ammonia industry and markets warrant, decreases in the demand for methanol, ammonia and their derivatives and our inability to obtain economically priced natural gas and other feedstocks, our inability to successfully implement our business strategies, including the completion of significant capital programs such as our debottlenecking project, the occurrence of shutdowns (either temporary or permanent) or restarts of existing methanol and ammonia facilities (including our own facility), the timing and length of planned and unplanned downtime, the occurrence of operating hazards from accidents, fire, severe weather, floods or other natural disasters. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

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Contacts:

Omar Darwazah

Director

Investor Relations

Phone: +1 917-434-7734

omar.darwazah@oci.nl